www.fnbcorporation.com

FOR IMMEDIATE RELEASE

DATE:             December 18, 2003
CONTACT:          Clay W. Cone
                  Vice President, Director of
                  Corporate Communications
                  239-436-1676

         F.N.B. CORPORATION DECLARES SPIN-OFF RECORD DATE AND
          DATE OF DISTRIBUTION, SUBJECT TO CERTAIN CONDITIONS

NAPLES, FL, December 18 - F.N.B. Corporation (NYSE: FNB), a diversified financial services company, today announced that its Board of Directors has declared, subject to satisfaction of certain conditions, a record date of December 26, 2003, and an effective date of January 1, 2004, for the pending spin-off of its Florida operations, which will operate as a separate company to be called First National Bankshares of Florida, Inc.

Each F.N.B. shareholder of record as of the close of business on the record date will receive, as of 12:01 a.m. on January 1, 2004, one share of First National Bankshares common stock for each share of F.N.B. common stock held on the record date. The spin-off is subject, however, to the receipt of all regulatory approvals and the declaration of effectiveness by the Securities and Exchange Commission of the Form 10 Registration Statement filed by First National Bankshares. F.N.B. will publicly announce on or prior to December 26, 2003, whether the conditions have been satisfied, and if either of the conditions has not been satisfied, F.N.B. will set a new record date and effective date for the spin-off. F.N.B. expects that the conditions will be satisfied by December 26, 2003.

F.N.B. has received a private letter ruling from the IRS confirming the tax-free nature of the spin-off for U.S. federal income tax purposes. F.N.B. is traded on the New York Stock Exchange (NYSE) under the ticker symbol "FNB." First National Bankshares common shares have been cleared for trading on the NYSE under the new symbol "FLB."

Once the spin-off is completed, F.N.B. Corporation intends to relocate its headquarters to Hermitage, Pennsylvania, where it will focus on the well-established Pennsylvania and Ohio operations. First National Bankshares will maintain corporate headquarters in Naples, Florida, where it will focus on expanding in the fast-growing Florida market.

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The spin-off is expected to unlock shareholder value by allowing each company to develop and implement a strategic plan that fits its markets and operations. It also will enable the investment community to more easily value the two companies. The Pennsylvania company is expected to be a high-performing, high dividend paying entity with a valuation based on the dividend payout and a multiple of earnings in line with its peers. The Florida company will be positioned for growth in one of the country's most attractive areas. As such its stock should trade in line with its peers. The combined cash dividend for the companies is expected to increase by approximately 25% for 2004.

F.N.B. Corporation owns and operates community banks, insurance agencies, a consumer finance company and First National Trust Company. The company has approximately $8.3 billion in total assets with offices in Pennsylvania, Ohio, Florida and Tennessee.

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This document contains "forward-looking statements" that involve risks and uncertainties and are subject to change at any time. These statements may include, but are not limited to, those containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "target," and similar expressions. Such statements include, without limitation, statements regarding the effect and timing of the spin-off; statements relating to the future financial and stock price performance of F.N.B. Corporation and First
National Bankshares of Florida, Inc.; statements relating to the future dividend policies of F.N.B. Corporation and First National Bankshares of Florida, Inc.; and earnings guidance for the fiscal year 2004. Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, delays and other difficulties related to the spin-off;
the impact of federal and state regulations or the denial of necessary regulatory approvals; competition in our business; our ability to control operating costs and generate sufficient cash flow to meet operational and financial requirements; an economic downturn or changes in the laws or interest rate environment affecting our business in those markets in which we operate; and that there can be no assurance the spin-off transaction will be completed or completed in the expected timeframe, and if completed will increase shareholder value or have the expected economic effect.